FIRST AMENDMENT TO LEASE

         This First Amendment to Lease ("Amendment") date d May 1, 2000, by and between Hollister '97, L.L.C., a New Jersey limited liability company, with its address at 90 Main Street, Suite 301, Hackensack, New Jersey 07601 ("Landlord") and BEI Medical Systems Company, Inc., a Delaware corporation, with its offices at 100 Hollister Road, Teterboro, New Jersey 07608 ("Tenant").

RECITALS:

A. Landlord and Tenant have executed and delivered a certain Agreement of Lease ("Lease") dated January 20, 1998 for certain leased premises ("original leased premises") located at 100 Hollister Road, Teterboro, Bergen County, New Jersey.

B. Landlord and Tenant desire to amend the Lease to modify certain provisions.

Now, therefore, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed as follows:

1. The Recitals set forth above are hereby incorporated into this Amendment with the same force and effect as if they had been set forth herein at length. The words and phrases as defined in the Lease will have the same meaning in this Amendment.

2.       Section 1 of the Lease is hereby amended as follows:

         a. Tenant will vacate a portion of the original leased premises and will continue to occupy approximately 10,926 square feet, including common use of the vestibule and bathrooms with the adjacent tenant (hereinafter defined in Section 8 of this Amendment), which areas will become the leased premises. Exhibit "A" is hereby amended to substitute Exhibit "A" which is attached hereto and made a part hereof, and the leased premises will be as shown in red outlining on Exhibit "A". Tenant shall forever be released and discharged from any and all obligations and liabilities under the Lease as they relate to the 13,486 square feet the Tenant is vacating ("Vacated Space") when both of the following have occurred (the "Vacated Space Termination Date"),
               (i) the Completion Date (defined in the revised Section 13A of the Lease) has occurred and (ii) Tenant has vacated the Vacated Space; however, Tenant will remain liable for Rent and tenant expense contributions for the Vacated Space prorated to the Termination Date.

         b. The number of parking spaces for Tenant's use is reduced to thirty five (35) parking spaces, and will be located in the area shown on the attached Exhibit "A". Tenant will use the parking spaces for passenger automobiles only and not for trucks.

         c. Tenant's used of the lease premises is hereby changed so that it will be limited to light manufacturing and assembly of electronic instruments for medical applications and related executive and administrative officers. Tenant will not be permitted to use heavy production machinery nor will it be permitted to store and/or use hazardous wastes and material, as defined in ISRA from time to time (ISRA is defined in Section 34 of the Lease), except that it may store and/or use hazardous wastes and materials which are commonly used to clean offices and which are used in normal business machines (toner, etc.), or such other hazardous wastes and materials which fall within the New Jersey Department Environmental Protection's criteria for deminimus quantity exemptions.

3. Section 2 of the Lease is hereby amended to provide that the term of the Lease will end on June 30, 2004.



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4.       Section 2b, which granted an option to extend the term of the Lease, is hereby deleted in its entirety, and there will be no right of Tenant to extend the term beyond June 30, 2004.

5. Section 3 is hereby amended to provide that the monthly installments of fixed minimum annual rent will be as follows beginning on August 1, 2000:

                        PERIOD                              MONTHLY INSTALLMENTS

          August 1, 2000 to and including March 31,        $ 10,179.39
          2001

          April 1, 2001 to and including March 31,         $ 10,015.50
          2002

          April 1, 2002 to and including June 30,          $ 10,926.00
          2004

6. Section 3a of the Lease is hereby amended to provide that all payments shall be payable to Landlord at:

                           c/o      Marcus Associates Property
                                    Management, Inc.
                                    Suite 301
                                    90 Main Street
                                    Hackensack, New Jersey 07601

7. Section 4 is hereby amended to provide that Tenant's pro rata share of taxes will be reduced to 6.24%, effective August 1, 2000.

8. Section 5 of the Lease is hereby deleted in its entirety and the present section is hereby substituted in its place:

                  "5. UTILITES. Tenant shall also be responsible for the cost of any and all utilities, including electricity, water, and gas consumed at the leased premises, and Tenant shall make payment directly to the utility companies, except as herein provided otherwise. Initially, Tenant will have a separate gas meter which services the leased premises only. Electricity is metered by a meter which services both the leased premises and the adjoining premises, to be occupied by J. Manheimer, Inc. (the "adjacent tenant"). Landlord will investigate the cost and feasibility of installing a new electric meter to service the leased premises only. In the event Landlord installs a new electric meter to service the leased premises only, Landlord shall bear all costs and expenses relative thereto. Until a separate electric meter has been installed and with regard to water usage for which the present meter services both the leased premises and the premises to be occupied by the adjacent tenant and for which a separate meter will not be installed, tenant will pay the electricity and water charges directly to the utility companies, and Tenant will seek reimbursement directly from the adjacent tenant and in an amount equal to 54.97% of the total monthly charges. Landlord will cause the present and all future adjacent tenants to agree to the matters set forth in this paragraph. In the event that the space occupied by the present or future adjacent tenant exceeds approximately 13,338 square feet or in the event that the use by Tenant or the present or future adjacent tenant changes so that either uses substantially greater amounts of electricity and/or water, Landlord will use its best efforts to bring about an equitable adjustment of the relative shares of the cost of electricity and/or water to be borne by each of the two tenants."

9. Section 10 a of the Lease is hereby amended to reduce Tenant's pro rata share to 6.24% effective August 1, 2000.


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10.      Section 11 c of the lease is hereby amended to delete the entire paragraph and to substitute the following in its place:

                  "c. Tenant's pro rata share of 6.24% was calculated using the ratio of 10,926 square feet to 175,500 square feet."

11.      A new Section 11 d is hereby added as follows;


                  "d. With regard to the vestibule and bathrooms which will be shared by the adjacent tenant (the "shared area"), the adjacent tenant will be responsible for maintenance and repair thereof and will cause janitorial services to be performed by an unrelated entity on a nightly basis. The adjacent tenant will pay for the reasonable costs of such services, and Tenant will not be obliged to reimburse the adjacent tenant for such repairs, maintenance and janitorial services. Landlord will cause the adjacent tenant to agree to these provisions."

12. Section 13 A of the Lease is hereby deleted in its entirety and the following is substituted in its place:

                  "A. Tenant, at Tenant's expense, will construct (i) a demising wall (the "demising wall") of double 5/8" fire-rated sheetrock with sound baffling insulation to separate the leased premises to be occupied by the adjacent tenant and (ii) doors to separate the leased premises from the adjacent premises. the construction will be performed as follows:

                      (i) The demising wall will be as shown on Exhibit "A" which is attached hereto and made a part hereof. The demising wall must extend from the floor to the underside of the roof deck so that it will be a legal fire wall; and;

                      (ii) The two (2) doors will be security doors with Ilco Unican combination locks or comparable punch key combination locks in the bathroom hallway so that the Tenant and the adjacent tenant will have access into the hallway but cannot enter the premises of the other; and

                      (iii) New door ways will be cut into the bathrooms, and the existing openings between the locker rooms and the bathrooms are to be closed up; and

                      (iv) With regard to any wall openings to be closed, sheetrock will be installed as may be necessary to secure each premises against entry from the adjacent premises.

The Tenant will obtain all governmental approvals and permits for the demising wall, doors and wall openings, including a certificate of occupancy upon completion or other proof of governmental approval, and will cause the work to be perform in a good and workmanlike manner by independent contractors using materials consistent with those presently used in the building. Tenant will be responsible for any architectural fees, and will furnish Landlord with a copy of the plans and specifications of the work, as completed, and the original certificate of occupancy. Tenant will furnish Landlord with evidence that all contractors and supplies have been paid in full and that the property is lien free. Tenant will use its best efforts to have the work substantially completed by June 30, 2000. However, failure to substantially complete by that dated shall not be an event of default under the Lease as herein amended. Substantially completed shall be deemed to have occurred when the only items remaining to be performed are minor and insubstantial details of construction, mechanical adjustment or decoration, the non-completion of which does not materially interfere with the use by the adjacent tenant of its premises. The date on which Tenant completes its obligations pursuant to this Section 13A will be the "Completion Date."

13. Section 17 of the Lease is hereby amended to provide that the parties acknowledge that Marcus Associates, L.L.C. and James E. Hanson, Inc. are the brokers for this transaction, and their commission will be paid by Tenant pursuant to their separate agreement. Landlord and Tenant represent that they have not dealt with any other real estate broker or other party who may claim or


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         be entitled to a commission in connection with this Amendment. The indemnity provisions of Section 17 will apply to this Amendment.

14. Section 22 of the Lease is hereby amended to provide that, with regard to the presently existing mortgage, Landlord will use its best efforts to obtain the mortgagee's consent to this Amendment and the same subordination, attornment and non-disturbance agreement which Tenant originally executed. Tenant will reimburse Landlord for the mortgagee's review fee not to exceed $ 500.00. In the event Landlord does not obtain such consent and agreement within thirty (30) days after the date hereof, and gives Tenant a copy of such consent, this Amendment will terminate automatically, and Landlord will reimburse Tenant for its reasonable expenses actually incurred for the plans and building permit. In the event Landlord obtains the mortgagee's consent but not its agreement to execute a non-disturbance agreement within the same thirty (30) day period, Tenant's sole right and remedy to (i) waive the requirements for such non-disturbance agreement with regard to the presently existing mortgage only or (ii) terminate this Amendment by written notice received by Landlord within five (5) days after Tenant received notice from Landlord. In the even of such termination, neither party shall have any further right or recourse against the other with regard to this Amendment, and the Lease, without amendment, will remain in full force and effect. Tenant will not be required to begin construction until such time as the mortgagee's consent is received; however, Tenant will cause plans and specifications to be prepared and will apply for a building permit promptly and after the delivery to Tenant of a fully executed copy of this Amendment.

15. Section 37 of the Lease is hereby amended to provide that Landlord will not be obligated to return to Tenant the amount of $ 22,833.33 which is due and payable of March 1, 2000 unless and until (i) this Amendment terminates as herein provided or (ii) Tenant has fulfilled its obligations with regard to the demising wall as provided in Section 12 of this Amendment.

16.      A New Section 48 is added to the Lease as follows:

             "48. CONDITIONS PRECEDENT. The obligations of the Landlord and Tenant pursuant to this Amendment are conditioned upon the following:

                  a. Landlord and the adjacent tenant entering into a lease with terms and provisions satisfactory to both parties and consistent with the provisions of this Amendment on or before April 30, 2000; and

                  b. Landlord obtaining the consent of its mortgagee and the execution of subordination, non-disturbance and attornment agreement with regard to this Amendment and the lease with the adjacent tenant on or before May 30, 2000.

In the event that these condition have not been satisfied, this Amendment will terminate, automatically, and the Lease will continue in full force and effect as originally stated."


17.      A new Section 49 is added to the Lease as follows:

             "49. ACCESS TO TELEPHONE PANEL. Landlord, adjacent tenant and any future substitutes or replacements of the adjacent tenant and their respective contracts will have access to the telephone patch panel located in the leased premises for the purpose of installing, repairing, replacing and maintaining telephone lines which service the adjoining space to be occupied by the adjacent tenant. Access will be given during Tenant's normal business hours and provided that Tenant has given at least twenty-four hour prior written notice. The party (Landlord, adjacent tenant, etc.) which request such access will be deemed, automatically, to have indemnified and held harmless from and against all loss, damage and expenses arising out of damage to personal property or personal injury resulting from such access and the work performed."



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18.      Except that otherwise specifically provided herein, all of the terms and provisions of the Lease shall continue in full force and effect. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions of this Amendment shall govern and prevail.

19. This Amendment shall be binding upon and shall be for the benefit of the parties hereto and their respective successors and assigns.

The parties have executed this Amendment on the date first above written.

WITNESS:                                    Hollister '97, L.L.C.
                                            By:  Lyndhurst Properties
                                                 Associates, L.P., its Manager

                                            By:

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                                                          , its General Partner

WITNESS:                                    BEI Medical Systems Company, Inc.


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